Exhibit 8

List of Principal Subsidiaries

of

Grupo Industrial Maseca, S.A. de C.V.

Subsidiary	Jurisdiction of Incorporation

Molinos Azteca, S.A. de C.V	Mexico

Industrias de Río Bravo, S.A. de C.V.	Mexico

Harinera de Veracruz, S.A. de C.V.	Mexico

Molinos Azteca de Jalisco, S.A. de C.V.	Mexico

Molinos Azteca de Chalco, S.A. de C.V.	Mexico

Harinera de Maíz de Jalisco, S.A. de C.V.	Mexico

Harinera de Yucatán, S.A. de C.V.	Mexico

Harinera de Maíz de Mexicali, S.A. de C.V.	Mexico

Molinos Azteca de Chiapas, S.A. de C.V.	Mexico

Molinos Azteca de Veracruz, S.A. de C.V.	Mexico

Compañía Nacional Almacenadora, S.A. de C.V.	Mexico

Servicios Administrativos y Financieros Gimsa, S.A. de C.V.	Mexico

Industria Tortilladora Azteca, S.A. de C.V.	Mexico

Arrendadora de Maquinaria de Chihuahua, S.A. de C.V.	Mexico